Exhibit 99.1

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901

NEWS RELEASE
November 10, 2014	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael West Jr.	203-499-3858

UIL Decides Not To Terminate Agreement To Purchase
Philadelphia Gas Works At This Time

UIL Holdings Corporation (NYSE: UIL) has decided that it will not, at this time, terminate its Asset Purchase Agreement with the City of Philadelphia under which UIL would acquire the operating assets and certain liabilities of the Philadelphia Gas Works (PGW).

Since July 16, 2014, UIL has had the contractual right to terminate the agreement because the Philadelphia City Council had not enacted an ordinance approving the acquisition. On October 27, 2014, the City Council announced that it had informed the Mayor that the City Council would not endorse the sale of PGW to UIL.

“On October 28, 2014, we expressed our disappointment in the City Council’s announcement that it would not endorse the sale, and stated that we would determine whether to exercise our contractual right to terminate the agreement and make a determination on future action within two weeks,” said James P. Torgerson, UIL’s President and Chief Executive Officer. “The transaction made strategic sense for UIL when we announced the agreement in March of this year, and continues to make strategic sense today. Accordingly, with time remaining for the City Council to consider the transaction at its upcoming meetings, we believe that it would be premature to exercise our right to terminate at this time,” added Torgerson.

UIL will continue to monitor developments in Philadelphia to assess the advisability of further delaying termination of the agreement. If the City Council does not adopt an ordinance approving the transaction by December 31, 2014, the asset purchase agreement will automatically terminate in accordance with its terms.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of approximately 700,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $5 billion.

UIL Holdings is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (Berkshire), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire serves natural gas customers in western Massachusetts. UIL Holdings employs more than 1,850 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.